UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF
THE SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): October 5, 2005
METROCORP BANCSHARES, INC.
(Exact name of registrant as specified in its charter)

Texas	0-25141	76-0579161
(State or other jurisdiction of	(Commission File Number)	(I.R.S. Employer
incorporation or organization)		Identification No.)

9600 Bellaire Boulevard, Suite 252
Houston, Texas	77036
(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (713) 776-3876
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.
     On October 5, 2005, MetroCorp Bancshares, Inc. (the “Company”), a Texas corporation and the parent company of MetroBank, N.A., Houston, Texas, acquired First United Bank (“First United”), a California banking corporation, pursuant to an Agreement and Plan of Reorganization dated as of June 7, 2005 (the “ Merger Agreement”). In connection with the acquisition, the Employment Agreement (the “Agreement”) previously entered into between the Company and Andrew C. Yip became effective.
     The Agreement is for an initial term of three years, unless terminated earlier in accordance with its terms, and provides that Mr. Yip will serve as President of First United. The Agreement entitles Mr. Yip to (i) a base salary of $160,000, (ii) eligibility to receive annual performance bonuses, prorated for the 2005 calendar year, (iii) eligibility to receive a one-time bonus of $40,000 to be paid at the end of two complete quarters following the effective time of the Merger based on the performance of First United during such period, (iv) an automobile allowance and reimbursement of certain business expenses and (v) participation in certain employee benefit plans and stock based compensation programs. The Company has also agreed to grant Mr. Yip options to purchase 20,000 shares of the Company’s common stock pursuant to the Company’s 1998 Stock Incentive Plan.
     The Agreement provides that if Mr. Yip is terminated without cause or if Mr. Yip terminates his employment for good reason within one year of a change in control (as defined in the Agreement), Mr. Yip will be entitled to receive from the Company (i) a lump sum payment representing all compensation and benefits earned by Mr. Yip and unpaid as of the date of termination and (ii) a lump sum payment equal to one and one-half times his annual base salary at the highest rate earned at any time during the twelve months immediately preceding the termination. If Mr. Yip is terminated without cause or if he terminates his employment for good reason other than within one year of a change in control, Mr. Yip will be entitled to receive from the Company continuation of his base salary from the date of termination through the term of the Agreement.
     Further, in the event of termination of Mr. Yip for cause or as a result of disability or death, Mr. Yip, or his legal representatives in the case of death, will be entitled to receive from the Company a lump sum payment representing all compensation and benefits earned by Mr. Yip and unpaid as of the date of termination.
     The Agreement contains non-compete restrictions during the term of the Agreement and for a period of one year following the termination of Mr. Yip’s employment with the Company if such termination is by Mr. Yip without good reason or by the Company.
     The foregoing summary of the Agreement is not complete and is qualified in its entirety by reference to the complete text of such document, which is filed as Exhibit 10.1 to this Current Report on Form 8-K and which is incorporated herein by reference.

Item 2.01 Completion of Acquisition or Disposition of Assets.
     On October 5, 2005, pursuant to the terms of the Merger Agreement, MetroCorp Facilitation, Inc. (“Merger Sub”), a Delaware corporation and wholly-owned subsidiary of the Company, merged with and into First United (the “Merger”), with First United surviving as a wholly-owned subsidiary of the Company. In connection with the Merger, the Company paid approximately $37.4 million in cash to First United shareholders and option holders in exchange for all outstanding shares of First United common stock and all outstanding options to acquire shares of First United common stock. The press release issued by the Company announcing completion of the acquisition is attached as Exhibit 99.1 to this Current Report on Form 8-K.
Item 9.01 Financial Statements and Exhibits.
(a)	Exhibits.
          The following materials are filed as exhibits to this Current Report on Form 8-K:
2.1	Agreement and Plan of Reorganization, dated as of June 7, 2005, by and between MetroCorp Bancshares, Inc. and First United Bank (incorporated herein by reference to Exhibit 2.1 to the Company’s Current Report on Form 8-K filed on June 9, 2005).

10.1	Employment Agreement between MetroCorp Bancshares, Inc. and Andrew C. Yip.

99.1	Press Release issued by the Company dated October 5, 2005.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

METROCORP BANCSHARES, INC.
(Registrant)

Dated: October 7, 2005	By:	/s/ David Choi

David Choi
Chief Financial Officer

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